Exhibit 99.1

ERIC BROWN TO JOIN ELECTRONIC ARTS AS CHIEF FINANCIAL OFFICER

REDWOOD CITY, Calif., March 27, 2008 – Electronic Arts Inc. (“EA”) (NASDAQ: ERTS) today announced the appointment of Eric Brown as Chief Financial Officer and EVP. A former EA executive, Mr. Brown, 42, joins the company from McAfee Inc. where he served as Chief Financial Officer and Chief Operating Officer. Mr. Brown will start his new role on April 14.

“Eric’s strong financial background, broad international experience and industry knowledge makes him a perfect fit for EA,” said John Riccitiello, Chief Executive Officer. “Eric is a highly-regarded CFO, and we are looking forward to having him join our team.”

“I am thrilled to return to EA where I can bring together my professional experience with my passion for the industry,” said Mr. Brown. “It’s a great opportunity to join EA at this pivotal time and support the company’s growth initiatives in the years ahead.”

Prior to McAfee, Mr. Brown served as President and Chief Financial Officer of MicroStrategy. Prior to that, he was the Chief Operating Officer of EA’s Redwood Shores Studio. Earlier in his career, he held management positions at DataSage Inc. and the Haagen-Dazs Company, where he worked for several years in Europe and Asia.

For additional information, please contact:

Holly Rockwood	Tricia Gugler
Director of Communications	Director of Investor Relations
650-628-7323	650-628-7327

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.